Exhibit 99.1

For Immediate Release

ITC HOLDINGS REPORTS SECOND QUARTER AND YEAR-TO-DATE 2012 RESULTS

Highlights

•             Operating earnings for the second quarter of $1.05 per diluted common share; reported earnings for the second quarter of $0.81 per diluted common share

•             Operating earnings for the six months ended June 30, 2012 of $1.98 per diluted common share; reported earnings for the six months ended June 30, 2012 of $1.70 per diluted common share

•             Capital investments of $429.2 million for the six months ended June 30, 2012

•             2012 operating earnings guidance updated to $3.95 to $4.05 per diluted common share and capital expenditure guidance updated to $750 to $820 million

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES	$197,375	$185,098	$394,088	$364,484

REPORTED NET INCOME	$42,386	$42,996	$88,437	$84,998

OPERATING EARNINGS	$54,795	$42,996	$103,375	$84,998

REPORTED DILUTED EPS	$0.81	$0.83	$1.70	$1.64

OPERATING DILUTED EPS	$1.05	$0.83	$1.98	$1.64

NOVI, Mich., July 31 2012, ITC Holdings Corp. (NYSE: ITC) today announced its results for the second quarter and six month period ended June 30, 2012. Reported net income for the quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $42.4 million, or $0.81 per diluted common share, compared to $43.0 million or $0.83 per diluted common share for the second quarter of 2011.  For the six months ended June 30, 2012, reported net income was $88.4 million, or $1.70 per diluted common share, compared to $85.0 million, or $1.64 per diluted common share for the same period last year.

Operating earnings for the second quarter were $54.8 million, or $1.05 per diluted common share, compared to operating earnings of $43.0 million, or $0.83 per diluted common share for the second quarter of 2011. For the six months ended June 30, 2012, operating earnings were $103.4 million, or $1.98 per diluted common share, compared to operating earnings of $85.0 million, or $1.64 per diluted common share for the same period last year.  Operating earnings are a non-GAAP measure that exclude the impact of after-tax expenses of approximately 1) $4.0 million or $0.08 per diluted common share for the second quarter and $6.6 million or $0.12 per diluted common diluted share for the six months ended June 30, 2012 associated with the Entergy Corporation (Entergy) transaction and 2) $8.4 million or $0.16 per diluted common share for both the second quarter and the six months ended June 30, 2012 associated with the estimated refund liability recorded for certain acquisition accounting adjustments for ITC Midwest, ITCTransmission and METC resulting from the FERC audit order on ITC Midwest issued in May 2012.

Operating earnings increased by $11.8 million, or $0.22 per diluted common share, for the second quarter compared to the same period in 2011. For the six months ended June 30, 2012, operating earnings increased $18.4 million, or $0.34 per diluted common share, compared to the same period last year.  The increases in both periods were largely attributable to higher income associated with increased rate base and AFUDC at our operating companies and slightly lower effective tax rates, partially offset by lower revenues associated with the amortization of the ITCTransmission rate freeze revenue deferral which expired in May 2011.

For the six months ended June 30, 2012, ITC invested $429.2 million in capital projects at its operating companies, including $104.9 million, $84.6 million, $182.2 million and $57.5 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

“Our business performed very well during the second quarter of 2012 and we continue to make solid progress on our key near-term strategic objectives, including our stand-alone capital investment plans and advancing the Entergy transaction towards closing,” said Joseph L. Welch, chairman, president and CEO of ITC.  “I remain pleased with our execution against our stand-alone plans, which are benefiting our customers by providing a more reliable and robust transmission system, particularly during the warm summer weather periods we have experienced.  In addition, final preparations are underway to initiate our retail jurisdictional regulatory applications associated with the Entergy transaction.  Based on our current anticipated timeline for the approval process, we remain confident in our ability to close the transaction in 2013.”

EPS and Capital Expenditure Guidance

For 2012, ITC is updating its full year operating earnings guidance to a range of $3.95 to $4.05 per share from the prior range of $3.90 to $4.05 per share. In addition, aggregate capital investment guidance for 2012 is also being updated to a range of $750 to $820 million from the prior range of $730 to $830 million. The updated guidance range includes $195 to $215 million, $145 to $160 million, $315 to $335 million and $95 to $110 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.

Second Quarter 2012 Operating Earnings Financial Results Detail

ITC’s operating revenues for the second quarter increased to $208.4 million, which excludes an $11.0 million reduction in revenues associated with the ITC Midwest FERC audit related refunds recorded for ITCTransmission, METC and ITC Midwest, compared to $185.1 million for the second quarter of 2011. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries and higher recoverable operating expenses. In addition, regional cost sharing revenues increased due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing. Partially offsetting these increases was the impact of the elimination of the amortization of the ITCTransmission rate freeze revenue deferral in May 2011.

Operation and maintenance (O&M) expenses of $30.1 million increased by $1.3 million compared to the same period in 2011.  This increase was due to higher vegetation management activities, partially offset by a decrease in relay work and reduced substation maintenance expenses.

General and administrative (G&A) expenses of $21.9 million, which excludes $6.0 million of pre-tax expenses related to the Entergy transaction, were $2.6 million higher compared to the same period in 2011 due to higher compensation-related expenses and higher general business expenses primarily related to increased information technology support.

Depreciation and amortization expenses of $26.0 million increased by $2.6 million compared to the same period in 2011 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $15.2 million were $1.6 million higher than the same period in 2011. This increase was due to 2011 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2012 personal property taxes.

Interest expense of $39.0 million, which excludes the impact of $1.1 million of pre-tax expenses associated with interest on the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest, increased by $2.5 million compared to the same period in 2011 due primarily to higher borrowing levels to finance capital expenditures.

The effective income tax rate for the second quarter of 2012 was 33.9 percent, excluding a reduction to income taxes of approximately $6.7 million associated with the Entergy transaction expenses and the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest, compared to 35.6 percent for the same period last year.

Year-To-Date 2012 Financial Results Detail

ITC’s operating revenues for the six months ended June 30, 2012 increased to $405.1, which excludes an $11.0 million reduction in revenues associated with the ITC Midwest FERC audit related refunds recorded for ITCTransmission, METC and ITC Midwest, compared to $364.5 million from the same period last year.  This increase was primarily due to higher network revenues attributable to higher rate base at all of our regulated operating subsidiaries and higher recoverable operating expenses. In addition, the increase resulted from higher regional cost sharing revenues primarily due to additional capital projects being placed into service that have been identified by MISO as eligible for regional cost sharing.  Partially offsetting these increases was the impact of the final monthly recognition of the ITCTransmission rate freeze revenue deferral in May 2011.

O&M expenses of $58.8 million were $3.7 million higher for the six months ended June 30, 2012 compared to the same period in 2011. This increase was a result of higher vegetation management activities and higher NERC compliance activities associated with surveying overhead transmission lines.  These increases were partially offset by a decrease in relay work and reduced substation maintenance expenses.

G&A expenses of $41.1 million, which excludes $9.8 million of pre-tax expenses related to the Entergy transaction, were $5.2 million higher compared to the same period in 2011.  This increase was primarily due to higher general business expenses primarily related to increased information technology support, higher compensation-related expenses and the recognition of the Kansas V-Plan Project regulatory asset which reduced expenses in 2011 and did not reoccur in 2012.

Depreciation and amortization expenses of $51.0 million increased by $4.6 million for the six months ended June 30, 2012 compared to the same period in 2011.  This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $29.5 million were $2.3 million higher compared to the same period in 2011.  This increase was due to 2011 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2012 personal property taxes.

Interest expense of $76.9 million, which excludes the impact of $1.1 million of interest on the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest, increased $4.1 million compared to the same period in 2011 due primarily to higher borrowing levels to finance capital expenditures.

The effective income tax rate for the six months ended June 30, 2012 was 35.3 percent, excluding a reduction to income taxes of $8.1 million associated with the Entergy transaction and the ITC Midwest FERC audit related refund recorded at ITCTransmission, METC and ITC Midwest, compared to 36.3 percent in 2011.

Second Quarter Conference Call

ITC will also conduct a webcast and conference call at 11 a.m. Eastern on Wednesday, August 1, 2012.  Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, executive vice president and CFO, will discuss the financial results. Individuals wishing to participate in the conference call may dial toll-free (877) 644-1296 (domestic) or (914) 495-8555 (international); there is no passcode.  A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page.  The conference call replay, available through Monday, August 6, 2012, can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 96932924. The webcast will also be archived on the ITC website.

Other Available Information

More detail about the second quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. ITC’s regulated operating subsidiaries include ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains. Through these subsidiaries, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along 15,000 circuit miles of transmission line. Through ITC Grid Development and its subsidiaries, the company also focuses on expansion in areas where significant transmission system improvements are needed. For more information, please visit ITC’s website at www.itc-holdings.com. (itc-ITC)

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission.  ITC’s management believes the company’s operating earnings, or GAAP earnings adjusted for specific items as described in the release, provide a more meaningful representation of the company’s fundamental earnings power.  However, such measures should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable.  Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our Form 10-Q filed with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong.  Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES	$197,375	$185,098	$394,088	$364,484
OPERATING EXPENSES
Operation and maintenance	30,058	28,837	58,770	55,121
General and administrative	27,876	19,289	50,885	35,869
Depreciation and amortization	25,976	23,352	50,987	46,440
Taxes other than income taxes	15,185	13,556	29,465	27,164
Other operating income and expense — net	(203)	(167)	(396)	(316)
Total operating expenses	98,892	84,867	189,711	164,278
OPERATING INCOME	98,483	100,231	204,377	200,206
OTHER EXPENSES (INCOME)
Interest expense	40,084	36,484	77,994	72,754
Allowance for equity funds used during construction	(4,554)	(4,099)	(10,178)	(7,609)
Other income	(1,226)	(497)	(1,287)	(718)
Other expense	472	1,594	1,058	2,269
Total other expenses (income)	34,776	33,482	67,587	66,696
INCOME BEFORE INCOME TAXES	63,707	66,749	136,790	133,510
INCOME TAX PROVISION	21,321	23,753	48,353	48,512
NET INCOME	$42,386	$42,996	$88,437	$84,998
Basic earnings per common share	$0.82	$0.84	$1.72	$1.67
Reported diluted earnings per common share	$0.81	$0.83	$1.70	$1.64
Operating diluted earnings per common share	$1.05	$0.83	$1.98	$1.64
Dividends declared per common share	$0.353	$0.335	$0.705	$0.670

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Reported net income	$42,386	$42,996	$88,437	$84,998
Pre-tax Entergy transaction related expenses	6,139	N/A	10,001	N/A
Pre-tax liability for audit related refund	12,993	N/A	12,993	N/A
Income taxes on adjustments	(6,723)	N/A	(8,056)	N/A
Operating earnings	$54,795	$42,996	$103,375	$84,998

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Reported diluted EPS	$0.81	$0.83	$1.70	$1.64
Pre-tax Entergy transaction related expenses	0.12	N/A	0.19	N/A
Pre-tax liability for audit related refund	0.25	N/A	0.25	N/A
Income taxes on adjustments	(0.13)	N/A	(0.16)	N/A
Operating diluted EPS	$1.05	$0.83	$1.98	$1.64

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION  (UNAUDITED)

	June 30,	December 31,
(in thousands, except share data)	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$38,518	$58,344
Accounts receivable	110,458	76,895
Inventory	35,045	34,855
Deferred income taxes	21,503	20,636
Regulatory assets — revenue accruals, including accrued interest	6,163	6,639
Prepaid assets	19,327	4,128
Other	37	31
Total current assets	231,051	201,528
Property, plant and equipment (net of accumulated depreciation and amortization of $1,230,248 and $1,193,164, respectively)	3,798,197	3,415,823
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $16,828 and $15,276, respectively)	46,113	46,885
Regulatory assets — revenue accruals, including accrued interest	10,940	5,637
Other regulatory assets	170,320	161,987
Deferred financing fees (net of accumulated amortization of $16,062 and $14,594, respectively)	20,477	20,989
Other	26,963	20,354
Total other assets	1,224,976	1,206,015
TOTAL ASSETS	$5,254,224	$4,823,366
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	128,239	136,934
Accrued payroll	14,300	18,013
Accrued interest	59,844	43,642
Accrued taxes	30,460	25,627
Regulatory liabilities — revenue deferrals, including accrued interest	49,206	46,579
Refundable deposits from generators for transmission network upgrades	59,363	38,805
Other	14,689	5,867
Total current liabilities	356,101	315,467
Accrued pension and postretirement liabilities	41,689	44,923
Deferred income taxes	416,521	373,268
Regulatory liabilities — revenue deferrals, including accrued interest	36,299	50,917
Regulatory liabilities — accrued asset removal costs	80,607	83,934
Refundable deposits from generators for transmission network upgrades	2,296	14,570
Other	43,501	36,373
Long-term debt	2,963,304	2,645,022
STOCKHOLDERS’ EQUITY
Common stock, with par value, 100,000,000 shares authorized, 51,489,481 and 51,323,368 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	950,383	943,444
Retained earnings	383,015	330,816
Accumulated other comprehensive loss	(19,492)	(15,368)
Total stockholders’ equity	1,313,906	1,258,892
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,254,224	$4,823,366

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  (UNAUDITED)

	Six months ended
	June 30,
(in thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$88,437	$84,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	50,987	46,440
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	(16,818)	18,116
Deferred income tax expense	30,728	31,421
Allowance for equity funds used during construction	(10,178)	(7,609)
Other	6,171	7,554
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(24,551)	(16,036)
Inventory	(190)	2,537
Prepaid assets	(15,198)	(4,034)
Other current assets	(6)	2,432
Accounts payable	(2,437)	969
Accrued payroll	(2,187)	(5,143)
Accrued interest	16,202	304
Accrued taxes	5,914	10,292
Other current liabilities	8,822	(2,012)
Other non-current assets and liabilities, net	(1,995)	(2,444)
Net cash provided by operating activities	133,701	167,785
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(435,745)	(228,028)
Proceeds from sale of securities	5,453	3,809
Purchases of securities	(10,105)	(7,160)
Other	(881)	578
Net cash used in investing activities	(441,278)	(230,801)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	100,000	—
Borrowings under revolving credit agreements	723,350	377,415
Repayments of revolving credit agreements	(505,300)	(308,775)
Issuance of common stock	2,831	15,025
Dividends on common stock	(36,238)	(34,189)
Refundable deposits from generators for transmission network upgrades	22,114	9,054
Repayment of refundable deposits from generators for transmission network upgrades	(13,830)	(4,876)
Other	(5,176)	(4,512)
Net cash provided by financing activities	287,751	49,142
NET DECREASE IN CASH AND CASH EQUIVALENTS	(19,826)	(13,874)
CASH AND CASH EQUIVALENTS — Beginning of period	58,344	95,109
CASH AND CASH EQUIVALENTS — End of period	$38,518	$81,235